Exhibit 3.1
ARTICLES OF ASSOCIATION
I.NAME – LEGAL FORM – REGISTERED OFFICE – OBJECT – DURATION
1Name and legal form
1.1The name of the company is “CRITEO” (the Company).
1.2The Company is a public company limited by shares (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, in particular the law of 10 August 1915 on commercial companies, as amended (the Law), and these articles of association (the Articles).
2Registered office
2.1The Company’s registered office is established in Luxembourg, Grand Duchy of Luxembourg. It may be transferred to any other location in the Grand Duchy of Luxembourg by a resolution of the board of directors (the Board of Directors), which may amend the Articles to reflect such change if necessary.
2.2The shareholders may change the nationality of the Company by a resolution of the general meeting of shareholders (the General Meeting) adopted in the manner required for an amendment of these Articles and in accordance with applicable laws.
2.3Branches, subsidiaries or other offices may be established in the Grand Duchy of Luxembourg or abroad by a resolution of the Board of Directors. If the Board of Directors determines that extraordinary political or military developments or events have occurred or are imminent, and that those developments or events may interfere with the normal activities of the Company at its registered office, or with ease of communication between that office and persons abroad, the registered office may be temporarily transferred abroad until the developments or events in question have completely ceased. Any such temporary measures do not affect the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company.
3Corporate object
The Company’s purposes, directly or indirectly, both in Luxembourg and abroad, are:
(i)providing IT services and software, acting as a communication agency, providing consulting services to companies and engaging in distance sales;
(ii)taking equity stakes or acquiring interests in all commercial, industrial, financial, real or personal property companies and enterprises by creating new companies, making contributions, subscribing for or purchasing securities or corporate rights, carrying out corporate mergers and entering into alliances or consortia, whether by taking equity stakes or otherwise;
(iii)managing, administering and disposing of said equity stakes, including providing consulting services in the fields of administration and management, in particular commercial, financial and administrative administration and management;
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(iv)borrowing in any form, issuance of notes, bonds and any kind of debt and equity securities, lending funds, including, without limitation, the proceeds of any borrowings, to its subsidiaries, affiliated companies and any other companies, giving guarantees and pledging, transferring, encumbering or otherwise creating and granting security over some or all of its assets to guarantee its own obligations and those of any other company, and, generally, for its own benefit and that of any other company or person; and
(v)more broadly, engaging in all financial, commercial, industrial and personal or real property operations that may be directly or indirectly related to the purposes above or any similar or connected purposes that may promote the Company’s expansion or development in Luxembourg and abroad.
4Duration
4.1The Company is formed for an unlimited period of time.
4.2The Company may be dissolved, at any time, by a resolution of the shareholders of the Company adopted in accordance with article 18.1. The Company shall not be dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one or more shareholders.
II.CAPITAL – AUTHORIZED SHARE CAPITAL – FREE SHARES – ACQUISITION AND HOLDING OF OWN SHARES – SHARES
5Capital
5.1The share capital amounts to one million, two hundred thirty thousand, seven hundred twenty-two point three seven five Euros (EUR 1,230,722.375) represented by forty-nine million, two hundred twenty-eight thousand, eight hundred ninety-five (49,228,895) ordinary shares having a nominal value of twenty-five thousandths Euro (EUR 0.025) each (the Nominal Value), fully paid. All shares have the same rights and obligations as set forth in the Law and/or these Articles.
5.2The share capital may be increased or reduced at any time by a resolution of the General Meeting, acting in accordance with the conditions prescribed for the amendment of the Articles.
5.3Any new shares to be paid for in cash shall be offered by preference to the existing shareholder(s). In case of a plurality of shareholders, such shares shall be offered to the shareholders in proportion to the number of shares held by them in the Company’s share capital. The Board of Directors shall determine the time period during which such preferential subscription right may be exercised, which may not be less than 14 days from the date of dispatch of a registered mail or other means of communication in accordance with applicable law and ensuring access to the information sent to the shareholders announcing the opening of the subscription period. The subscription right set forth hereunder shall be transferrable throughout the subscription period, and no restrictions may be imposed on such transferability.
5.4The General Meeting may limit or cancel the preferential subscription right of the existing shareholders subject to quorum and majority required for an amendment of these Articles.
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Without prejudice to the foregoing, the Board of Directors may limit or cancel the preferential subscription right of the existing shareholders in accordance with article 6.2(b) hereof.
5.5If after the end of the subscription period not all of the preferential subscription rights offered to the existing shareholders have been exercised, third parties may be allowed to participate in the share capital increase, except if the Board of Directors decides that the preferential subscription rights shall be offered to the existing shareholders who have already exercised their rights during the subscription period, in proportion to the portion that their shares represent in the share capital; the modalities for the subscription to be determined by the Board of Directors. The Board of Directors may also decide in such case that the share capital shall only be increased by the amount of subscriptions received by the existing shareholders of the Company.
5.6The Company may maintain a general share premium account. Any share premium paid in respect of any shares upon their issuance (and not allocated specifically to a specific class of shares, if any) shall be allocated to such general share premium account of the Company. The amount of the said general share premium account will constitute freely distributable reserves of the Company.
5.7The Company may maintain a general special equity reserve account (account 115 « apport en capitaux propres non rémunéré par des titres » of the Luxembourg Chart of Accounts provided for by the Grand Ducal regulation of 12 September 2019). The amount of said general special equity reserve account will constitute freely distributable reserves of the Company.
6Authorized Share Capital
6.1The authorized share capital, excluding the share capital set forth in article 5.1, is set at an amount equal to ten percent (10%) of the issued share capital of the Company at the effective time of the cross-border conversion of the Company into a Luxembourg public limited liability company (société anonyme) (the Conversion), as confirmed in the acknowledgment (constat) deed enacted by the Luxembourg notary in the context of the Conversion (the Constat Deed), rounded down to the nearest whole number, which consists of a number of shares equal to such authorized share capital divided by the Nominal Value. The Board of Directors is authorized, for a period of five (5) years from the effective time of the Conversion, within the limits of the authorized share capital, to issue in one or several successive tranches:
(a)new shares with or without share premium, having the same rights as the existing shares (the New Shares) and determine the subscription price for the New Shares so issued, as well as to determine the type of consideration to be paid for any such New Shares upon subscription which may include, without limitation (x) cash, including the setting off of claims against the Company that are certain, due and payable, (y) payment in kind, and (z) reallocation of the share premium, profit reserves or other reserves of the Company;
(b)any subscription and/or conversion rights, including options, time-based restricted stock units, performance-based restricted stock units, warrants or similar instruments (together referred to as the Share Rights); and
(c)any other instruments convertible into or repayable by or exchangeable for New Shares (the Convertible Instruments).
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6.2In connection with the issuance of the instruments referred to under article 6.1 above, the Board of Directors is authorized to:
(a)determine the place and date of the issue, the issue price, the terms and conditions of the subscription of and paying up on the New Shares, Share Rights and/or Convertible Instruments;
(b)limit or withdraw the shareholders’ preferential subscription rights to the New Shares in accordance with the Article 420-26(5) and, if applicable, Article 420-26(6) of the Law and determine the persons who are authorized to subscribe to the New Shares;
(c)record each share capital increase carried out within the limits of the authorized share capital by way of a notarial deed and amend the share register and these Articles accordingly; and
(d)delegate to any authorized director or any other duly authorized person the right to collect subscriptions and receive payment, as applicable, for the New Shares representing all or part of the amount of the share capital increase.
6.3The New Shares to be issued upon exercise of the Share Rights may be issued beyond the initial authorized share capital period of five (5) years from the effective time of the Conversion, as long as the Share Rights were issued within the relevant initial authorized capital period of five (5) years from the effective time of the Conversion.
6.4The authorized share capital reflected in article 6.1 may be increased or reduced by a resolution of the General Meeting adopted in the manner required for an amendment to the Articles, on each occasion for a period not exceeding five (5) years.
7Free shares
7.1For a period of five (5) years from the effective time of the Conversion, the Board of Directors may proceed to a gratuitous allocation of existing shares or shares to be issued from and within the limits of the authorized share capital set forth in article 6.1 above, to:
(a)salaried members of the staff 1a): of the Company or 1b): of companies or economic interest groupings of which ten percent (10%) at least of the share capital or voting rights are held directly or indirectly by the Company or 1c): of companies economic interest groupings directly or indirectly holding at least ten percent (10%) of the Company’s share capital or voting rights or 1d): of the companies or economic interest groupings of which at least fifty percent (50%) of the share capital or voting rights are held directly or indirectly by a company which itself holds, directly or indirectly, at least fifty percent (50%) of the Company’s share capital; and/or
(b)corporate officers of the Company or of the companies mentioned above or to certain categories thereof, for the avoidance of doubt, it being understood that the Board of Directors may proceed to a gratuitous allocation of existing shares or New Shares within the limits of the authorized share capital, including, without limitation to the foregoing, in satisfaction of the Company’s obligations to deliver shares to (i) the holders of time-based restricted stock units issued prior to the effectiveness of the Conversion pursuant to the terms and conditions of the amended and
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restated 2015 time-based restricted stock units plan adopted by the board of directors of the Company on 30 July 2015 as last amended on 5 April 2023 and/or (ii) the holders of the performance-based restricted stock units issued prior to the effectiveness of the Conversion pursuant to the terms and conditions of the amended and restated 2015 performance-based restricted stock units plan adopted by the board of directors of the Company on 30 July 2015 as last amended on 15 April 2024.
7.2The Board of Directors may fix the terms and conditions of any gratuitous allocation of shares.
7.3The authorization granted in article 7.1 may be renewed through a resolution of the General Meeting in the manner required for an amendment to the Articles, on each occasion for a period not exceeding five (5) years from the date of the notary deed of the General Meeting passed by a Luxembourg notary resolving on the authorization, acting in accordance with the conditions prescribed for the amendment of the Articles.
8Acquisition, holding and cancellation of own shares
8.1For a period of eighteen (18) months from the effective time of the Conversion, in accordance with article 430-15(1) of the Law, and any other applicable laws and regulations (including any rules and regulations of any stock market, exchange or securities settlement system on which the shares are traded, as may be applicable to the Company), the Board of Directors, either by itself or through a person acting in his own name but on the Company’s behalf, is authorized to acquire and hold its own shares from time to time, provided that:
(a)the shares hereby authorized to be acquired shall all be fully paid-up issued shares;
(b)the maximum number of shares acquired by the Company shall be 11,000,000 (for the avoidance of doubt, this number does not include the shares acquired and held in treasury by the Company prior to the effective time of the Conversion);
(c)in the case of acquisition for value, the price to be paid for each share shall be as follows:
(i)in the case of acquisitions other than in the circumstances set forth under (ii) below, a net purchase price for each share which shall be (x) no less than the nominal value of the share and (y) no more than fifty percent (50%) above the highest closing price for a share on the principal national securities exchange on which the shares are listed (the Closing Price), over the ten (10) trading days preceding the date of the acquisition (or as the case may be the date of the commitment to the transaction);
(ii)in case of a tender offer where a formal offer is published, a net purchase price or a purchase price range for each share, each time within the following parameters: (x) no less than the nominal value of the share and (y) no more than fifty percent (50%) above the Closing Price over the ten (10) trading days preceding the publication date, provided however, that if the Closing Price during the offer period fluctuates by more than 10%, the Board of Directors may adjust the offer price or range to account for such fluctuations;
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(d)the acquisitions, including the shares previously acquired and held by the Company, and shares acquired by a person acting in its own name but on the Company’s behalf, must not result in the net assets of the Company being reduced below the thresholds set forth in paragraphs (1) and (2) of Article 461-2 of the Law; and
(e)the offer to acquire must be made on the same conditions to all shareholders being in similar situation, except for the acquisitions decided unanimously at a General Meeting at which all the shareholders were present or represented; as long as the Company is a listed company, it may acquire its own shares on the stock exchange without the need to make an acquisition offer to the shareholders.
8.2The acquisition of shares made in accordance with the authorisation set forth in article 8.1 may be carried out for any purpose as may be permitted under the applicable laws and regulations, including but not limited to, securing availability of shares for any Share Rights and/or other share-based incentive plans as may be implemented by the Company from time to time (including, for the avoidance of doubt, prior to the effective time of the Conversion); offering shares in the context of acquisitions of other businesses; or reducing the share capital of the Company.
8.3For a period of five (5) years from the effective time of the Conversion, the Board of Directors is authorized to proceed with the cancellation of any own shares held in treasury from time to time, including any treasury shares acquired by the Company prior to the effective time of the Conversion. The Board of Directors, or a representative duly authorized by the Board of Directors, is authorised to appear before a public notary in Luxembourg for the purpose of amending these Articles to reflect the share capital reduction resulting from the cancellation of any own shares held by the Company in accordance with this article 8.3.
9Shares
9.1The shares are indivisible and the Company recognises only one (1) owner per share. Joint share owners must appoint a sole person as their representative towards the Company. The Company has the right to suspend the exercise of all rights attached to a jointly owned share, except for relevant information rights, until a sole person has been appointed as the owner of the share towards the Company.
9.2The shares are and will remain in registered form (actions nominatives).
9.3A share register shall be kept at the registered office and may be examined by any shareholder on request.
9.4The Company may appoint registrars in different jurisdictions who may each maintain a separate register for the shares entered therein. Shareholders may elect to be entered into one of those registers and to transfer their shares to another register so maintained. A transfer to the register kept at the Company’s registered office may always be requested. Ownership of registered shares shall be established by inscription in the said register or in the event separate registrars have been appointed pursuant to this article 9.4, such separate register. In the case of discrepancy between the inscriptions in the register kept at the Company’s registered office and in the separate registers appointed pursuant to this article 9.4, the register kept at the
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Company’s registered office shall prevail. Ownership of a share shall ipso facto be deemed the shareholder’s approval of these Articles and of decisions adopted by the General Meeting.
9.5All share transfers shall be carried out in accordance with the Law. All expenses generated by a share transfer shall be borne by the transferee. Shares are freely transferable.
9.6Without prejudice to the conditions for transfer by book entry in the case provided for in article 9.8 of these Articles, a share transfer shall be carried out by the entry in the share register, or in the event separate registrar(s) in different jurisdiction(s) have been appointed pursuant to article 9.4, in such separate register(s) of a declaration of transfer, duly signed and dated by either:
(a)both the transferor and the transferee or their authorized representatives; or
(b)any authorized representative of the Company,
following a notification to, or acceptance by, the Company, in accordance with Article 1690 of the Luxembourg Civil Code. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.
9.7Subject to article 9.8, the Company shall consider the person in whose name the shares are recorded in the register(s) of shareholders to be the owner of those shares. All communications and notices to be given to a registered shareholder shall be deemed validly made to the latest address communicated by the shareholder to the Company. In the event that a holder of registered shares does not provide an address to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register(s) of shareholders and such holder's address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder. The holder may, at any time, change his address as entered in the register(s) of shareholders by means of written notification to the Company or the relevant registrar.
9.8Where shares are recorded in the register(s) on behalf of one or more persons in the name of a securities settlement system or the operator of such a system and recorded as book-entry interests in the securities accounts of a professional depository or sub-depository designated by one or more depositaries (any such systems, professionals or other depositaries being referred to hereinafter as Depositary or Depositaries), the Company will permit the Depository of such book-entry interests to exercise the rights attaching to the shares corresponding to book-entry interests to exercise the rights attaching to the shares corresponding to the book-entry interests of the relevant holder, including receiving notices of general meetings, admission to and voting at General Meetings, and shall consider the Depository to be the holder of the shares corresponding to the book-entry interests for purposes of this article 9.8. The Board of Directors may determine the formal requirements with which such certificates must comply - the exercise of the rights in respect of such shares may in addition be subject to the internal rules and procedures of the securities settlement system.
9.9Notwithstanding the foregoing, the Company may make dividend payments, if any, and any other payments in cash, shares or other securities only to the Depositary or sub-depositary
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recorded in the register(s) or in accordance with its instructions, and such payment will grant full discharge of the Company’s obligations in this respect.
9.10Confirmations that an entry has been made in the register of shareholders will be provided to shareholders directly recorded in the register of shareholders, or, in the case of Depositaries or sub-depositaries recorded in the register of shareholders, upon their request.
9.11Upon the written request of a shareholder, share certificate(s) recording the entry of such shareholder in the register of shareholders may be issued in such denominations as the Board of Directors shall prescribe to the requesting shareholder and, in the case provided for in article 9.8 of the present Articles and upon request, to the Depositaries or sub-depositaries recorded in the register(s).
10Compulsory Acquisition
10.1This article 10 shall apply where a person or a group of persons acting in concert (each an Acquiring Person) makes an offer to acquire all the shares in the Company not already held by the Acquiring Person(s) from the shareholders (the Offer, and the date on which the Offer is made, the Offer Date), on the same terms for all shares to which the Offer relates, provided, however, that the Board of Directors resolving with a majority of at least two-thirds of the directors presented or represented at the relevant meeting, shall recommend to the shareholders to accept the Offer within the timeframe required by the U.S. tender offer rules for the Company to make a recommendation to its security holders. For the avoidance of doubt, in the absence of a recommendation by the Board of Directors to the shareholders to accept the Offer as set forth above, this article 10 shall not apply, and no Acquiring Person shall have any right, claim or entitlement whatsoever arising out of, or in connection with, this article 10 or any reliance thereunder. For the purposes of this article 10, the term “shares” shall refer to shares of the Company and any other securities giving access to the Company’s share capital (if any).
10.2For the purposes of this article 10:
10.2.1    an Offer made:
(a)by a nominee on behalf of the Acquiring Person; or
(b)where the Acquiring Person is a member of a group of companies, by, or by a nominee on behalf of, a company which is a member of the same group of companies, shall be treated as an Offer made by the Acquiring Person.
10.2.2    where shares are recorded in the register(s) of the Company on behalf of one or more persons in the name of a securities settlement system or the operator of such a system and recorded as book-entry interests in the securities accounts of a Depository, such persons shall have the same rights and obligations as if they held the shares in the Company directly.
10.3If the Acquiring Person has, during the period of at least one (1) month after the Offer Date (the Offer Period), acquired such number of shares in the Company (whether by virtue of
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acceptances of the Offer or by virtue of any additional share purchases outside of the Offer on the stock market, over-the-counter, or in any other manner) that, together with the shares already owned by the Acquiring Person prior to the commencement of the Offer Period, the Acquiring Person holds not less than 95% of the shares in issue in the Company (calculated by reference to the percentage of the share capital such shares represent, not their (nominal or other) value), the Acquiring Person may give notice (the Acquisition Notice) to all other holders of shares in the Company that it does not hold upon the close of the Offer Period (the Remaining Shares and the shareholders holding Remaining Shares, the Remaining Holders), that it desires to acquire all (and not less than all) of the Remaining Shares from the Remaining Holders. The Acquisition Notice shall specify (i) that it has been served in accordance with this article 10 and (ii) the price per Remaining Share (which, for the avoidance of doubt, shall be the same as the price offered to all shareholders during the Offer Period). Any Acquisition Notice shall be sent by the Acquiring Person to the Remaining Holders in the same manner as the notice given to shareholders to convene them to a General Meeting. Upon delivery of the Acquisition Notice to the Remaining Holders, the sale and transfer of the Remaining Shares to the Acquiring Person will be deemed to have occurred automatically on the basis of, and pursuant to this article 10, which shall constitute an instrument of transfer in accordance with Luxembourg law and no further documents, agreements or instruments need to be executed by the Remaining Holders to effectuate the sale and transfer of the Remaining Shares hereunder. For the purposes of this article 10, the date on which the Acquisition Notice is delivered to the Remaining Holders shall hereinafter be referred to as the Acquisition Notice Date.
10.4If the Acquiring Person determines to serve an Acquisition Notice to all Remaining Holders, such Acquisition Notice shall be delivered promptly following the end of the Offer Period and, in any event, within thirty (30) days following the end of the Offer Period. Where the Acquisition Notice is given to a Remaining Holder, the Acquiring Person shall be bound to acquire the Remaining Shares from the Remaining Holder at the same price as the Offer Price.
10.5Where an Offer is such as to give a choice of terms to the shareholders, including in respect of the types of consideration, any Acquisition Notice shall give the Remaining Holders the same choice as that given to the shareholders during the Offer Period, in particular:
10.5.1    that the Remaining Holder may, within thirty (30) days from the Acquisition Notice Date, exercise that choice; and
10.5.2    the terms that shall be deemed to apply to the Remaining Holder in the absence of any election of terms.
10.6The closing of the sale and purchase of the Remaining Shares pursuant to this article 10 shall occur as promptly as practicable following the Acquisition Notice Date in accordance with the terms hereof.
10.7In furtherance (but not in limitation) of the provisions of this article 10, the chairperson of the Board of Directors (or some other person appointed by the Company for this purpose) shall be deemed to have been appointed attorney of each of the Remaining Holders with full power (and obligation, if so requested by the Acquiring Person) to execute, complete and deliver, in the name and on behalf of each Remaining Holder (a) a transfer in favor of the Acquiring Person and/or its nominee(s) of all of the Remaining Shares held by such Remaining Holder against
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delivery to the Company of the consideration for such Remaining Holder’s Remaining Shares and (b) such other documents and deliverables as the Acquiring Person may reasonably require so as to vest all rights and entitlements in or in respect of the shares held by such Remaining Holder in the Acquiring Person and/or its designee(s) (including a power of attorney in favor of the Acquiring Person and/or its designee(s) to vote and exercise all rights in respect of such shares pending the registration in the share register of the Acquiring Person and/or its designee(s) as the holder(s) of such shares).
10.8Upon delivery to the Company of the consideration to which the Remaining Holders are entitled in accordance with this article 10, the Acquiring Person shall be deemed to have obtained a valid and effective discharge for such consideration. Following the delivery of such consideration, the Acquiring Person shall be entitled to require the Company to register its name (or that of its nominee, if applicable) as the holder of each of the Remaining Shares in the Company’s share register by way of transfer.
10.9The Company shall, as soon as practicable following the receipt of the consideration for the Remaining Shares made by the Acquiring Person, deliver to each Remaining Holder the consideration to which such Remaining Holder is entitled in accordance with this article 10. If, in the opinion of the Board of Directors, it is not reasonably practicable to deliver such consideration at that time, the Company shall deposit the relevant amount into a separate bank account in the name of the Company, to be held in trust for the benefit of the applicable Remaining Holders until such time as the Board of Directors determines that it is appropriate.
III.MANAGEMENT – REPRESENTATION
11Board of Directors
11.1Composition of the Board of Directors
(a)The Company shall be managed by the Board of Directors, which shall comprise at least three (3) members and no more than ten (10) members. The directors need not be shareholders.
(b)The General Meeting shall appoint the directors and determine their number and their remuneration. Directors are appointed for a term of office of two (2) years and are eligible for re-appointment at the expiry of their term of office. The office of a director shall terminate at the close of the General Meeting which deliberates on the accounts of the preceding financial year and held in the year during which the term of office of said director comes to an end.
(c)Directors may be removed at any time, with or without cause, by a resolution of the General Meeting.
(d)If a legal entity is appointed as a director, it must appoint a permanent representative to perform its duties. The permanent representative is subject to the same rules and incurs the same liabilities as if he had exercised his functions in his own name and on his own behalf, without prejudice to the joint and several liability of the legal entity which it represents. Should the permanent representative be unable to perform its duties, the legal entity must immediately appoint another permanent representative.
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(e)If the office of a director becomes vacant, the other directors, acting by a simple majority, may fill the vacancy on a provisional basis until a new director is appointed by the next General Meeting.
(f)The Board of Directors may (but shall not be obliged to) establish one or more committees (including without limitation an audit committee, nomination and corporate governance committee, and a compensation committee) and for which it shall, if one or more of such committees are set up, appoint the members (who may be but do not need to be Board members), determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto.
(g)Employees of Company’s establishments located in a Member State of the European Union other than Grand Duchy of Luxembourg shall enjoy the same participation rights as employees of Company’s establishments located in Grand Duchy of Luxembourg, as provided under Luxembourg law.
11.2Powers of the Board of Directors
(a)All powers not expressly reserved to the shareholders by the Law or the Articles fall within the competence of the Board of Directors, which has full power to carry out and approve all acts and operations consistent with the Company’s corporate object.
(b)The Board of Directors may delegate special or limited powers to one or more agents for specific matters.
(c)The Board of Directors is authorized to delegate the day-to-day management, and the power to represent the Company in this respect, to one or more managers, directors or other agents, whether shareholders or not, acting either individually or jointly, in accordance with the Law. If the day-to-day management is delegated to one or more directors, the Board of Directors must report to the annual General Meeting any salary, fee and/or any other advantage granted to those director(s) during the relevant financial year.
(d)The Board of Directors may delegate its management powers, and the power to represent the Company with respect thereto, to a management committee (the Committee) or to a directeur général (the Chief Executive Officer), save for the transfer of any powers relating to the general policy of the Company or to any acts reserved to the Board of Directors on the grounds of any other provisions of the Law. The members of the Committee or the Chief Executive Officer may or may not be members of the Board. of Directors The Board of Directors is in charge of supervising the Committee or the Chief Executive Officer. If a member of the Committee or the Chief Executive Officer is a legal person, it must appoint a permanent representative who represents it in its function as member of the Committee or Chief Executive Officer and who is subject to the same liability as described under article 11.1 (d). The Board of Directors may revoke the delegation to the Chief Executive Officer given hereunder at any time with or without cause.
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(e)The Board of Directors is authorized to demand from shareholders any and all documents and information which the Company may require to enable the Company to comply with: (i) applicable know your client laws or regulations, (ii) anti-money laundering procedures and regulations, (iii) beneficial ownership declaration and filing obligations in accordance with the Luxembourg law of 13 January 2019 creating the register of beneficial owners, as amended from time to time, (iv) any other obligations provided by applicable law relating to identification and verification of the beneficial owners of the Company or as may be required by the Company to identify the nature and source of funding made available to the Company. The Board of Directors is further authorized to use and store such information for its internal processes and procedures and may use, process and disclose any such information to (i) any applicable governmental or regulatory authority as required by applicable law, and (ii) any professional service provider or financial service provider requiring such information from the Company for the same purposes as stated in this article 11.2(e).
11.3Procedure
(a)The Board of Directors shall appoint a chairperson from among its members. The Board of Directors shall determine the duration of his/her term of office, which shall not exceed his/her term of office as director, and may remove him/her from office at any time. The Board of Directors shall set his/her compensation. The chairperson shall organize and manage the work of the Board of Directors and report thereon to the General Meetings. The chairperson shall ensure the satisfactory functioning of the Company’s governing bodies and, in particular, ensure that the directors are able to perform their duties.
(b)If it deems it useful, the Board of Directors may appoint, from among its members, one or more vice-chairperson(s), who must be individuals and whose duties are to preside over meetings of the Board of Directors and the General Meetings in the absence of the chairperson of the Board of Directors. The Board of Directors shall determine the term of office of the vice-chairperson which cannot exceed the term of his or her office as director and may dismiss a vice-chairperson at any time. Any vice-chairperson may also ask the chairperson to convene the Board of Directors on a specific agenda. In this case, the chairperson of the Board of Directors must convene the board on a date that may not be later than fifteen days. If the request is not complied with, the vice-chairperson may convene the meeting and shall indicate the agenda for the meeting.
(c)The Board of Directors may choose a secretary who need not be a director and who will be responsible for keeping the minutes of the meetings of the Board of Directors and of General Meetings.
(d)The Board of Directors shall meet as often as required by the Company’s interests. The Board of Directors shall meet at the request of the appointed chairperson, if any, any vice-chairperson, or directors representing at least one-third (1/3) of Board members. The Chief Executive Officer may also request the chairperson to convene a meeting of the Board of Directors to consider a specific agenda. Board of Directors meetings shall be held at the registered office or at any other place in Luxembourg or abroad.
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(e)Notice of any Board of Directors meeting shall be given by any means, whether written or oral, to all directors at least twenty-four (24) hours in advance, except in the case of an emergency, in which case the nature and circumstances of such shall be set out in the notice.
(f)No notice is required if all members of the Board of Directors are present or represented and each of them states that they have full knowledge of the agenda for the meeting. A director may also waive notice of a meeting, either before or after the meeting. Separate written notices are not required for meetings which are held at times and places indicated in a schedule previously adopted by the Board of Directors.
(g)A director may grant to another director a power of attorney in order to be represented at any Board of Directors meeting, but no director may hold more than one proxy at any meeting.
(h)Each director shall receive the information necessary to perform his/her duties and hold his/her corporate office, and may obtain copies of all documents he deems of use.
(i)The Board of Directors may only validly deliberate and act if half of its members are present or represented. Board of Directors resolutions shall be validly adopted by a majority of the votes of the directors present or represented. Board of Directors’ resolutions shall be recorded in minutes signed by the chairperson of the meeting or, if no chairperson has been appointed, by all the directors present or represented at the meeting. In the event of a tie vote, the chairperson shall not have a casting vote.
(j)Any director may participate in any meeting of the Board of Directors by telephone or video conference, or by any other means of communication which allows all those taking part in the meeting to identify, hear and speak to each other. Participation by such means is deemed equivalent to participation in person at a duly convened and held meeting.
(k)Circular resolutions signed by all the directors, including by electronic means, (the Directors’ Circular Resolutions) shall be valid and binding as if passed at a duly convened and held Board of Directors meeting, and shall bear the date of the last signature. They are deemed to be taken at the location of the registered office of the Company. Directors’ Circular Resolutions may be evidenced in writing, including by email or any other means of electronic communication. Signatures of the Directors’ Circular Resolutions or the resolutions adopted by the Board of Directors by telephone or video conference, as the case may be, may appear on one original or several counterparts of the same document, all of which taken together shall constitute one and the same document.
11.4Representation
(a)The Company shall be bound towards third parties in all matters by signature of the Chief Executive Officer. In matters of day-to-day management, the Company shall be bound towards third parties by a person to whom the day-to-day management has been duly delegated in accordance with article 11.2 (c) (if any).
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(b)The Company shall also be bound towards third parties by the joint or single signature of any person(s) to whom special signatory powers have been delegated by the Board of Directors or subdelegated by the Chief Executive Officer, as applicable.
11.5Liability
(a)The directors shall not be held personally liable by reason of their office for any commitment they have validly made in the name of the Company, provided those commitments comply with the Articles and the Law.
(b)Subject to the exceptions and limitations listed below and/or any other relevant indemnification arrangement, every person who is a director of the Company, including the chairperson of the Board of Directors, the directeur général or any member of a management committee to whom the Board of Directors has delegated management powers, as well as any executive officer to whom day-to-day management powers have been delegated by the Board of Directors, or any executive officer who is not a director, employed by the Company to whom the Board of Directors in its discretion has extended indemnification arrangements (an Officer and collectively with a director of the Company, the Beneficiary), shall be indemnified by the Company to the fullest extent permitted by applicable laws against any losses incurred by the Beneficiary for any damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other) and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld), including without limitation all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing (collectively, the Losses) if the Beneficiary is or was or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed claim, demand, action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, whether formal or informal, or any inquiry or investigation, whether made, instituted or conducted by the Company or any other party, including without limitation any foreign, federal, state or other governmental entity by reason of (or arising in part out of) any event or occurrence related to the fact that the Beneficiary is or was a director or Officer of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of the Beneficiary while serving in such capacity (collectively, Indemnifiable Claim).
(c)No indemnification shall be provided to any Beneficiary with respect to the following Claims:
(i)any Claim made by the Company or by a shareholder or any other person on behalf of the Company (derivative action);
(ii)any Claim relating to remuneration paid to the Beneficiary, if it shall be determined that such remuneration was not due;
(iii)any Claim for which a judgment is rendered against the Beneficiary for an accounting of profits made from the purchase or sale of, or the procurement to
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purchase or sell, securities of the Company pursuant to insider trading laws or regulations;
(iv)any Claim which is based on the Beneficiary's failure to act in good faith and in a manner consistent with the corporate interest of the Company (interêt social), willful or gross misconduct or on a fraud or a fraudulent misrepresentation, intentional or fraudulent (or deemed to be so) misconduct, whether the Beneficiary has acted alone or as an accomplice if it should be finally determined that the Beneficiary is guilty of such misconduct;
(v)any Claim which is based on the Beneficiary’s fault committed outside the scope of his/her duties (faute détachable); or
(vi)any Claim which is based on the Beneficiary’s criminal actions where the Beneficiary has been finally found guilty for such criminal action.
For the purposes of this Article 11.5, a Claim means (1) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to foreign federal, state or other law; and (2) any inquiry or investigation, whether made, instituted or conducted by the Company or any other party, including without limitation any foreign, federal, state or other governmental entity, that Beneficiary determines might lead to the institution of any such claim, demand, action, suit or proceeding.
(d)The Company may, to the fullest extent permitted by law, purchase and maintain one or more director and officer insurance policies (D&O Insurance Policy) subscribed with an insurance company of national or international repute (the Insurance Company), providing D&O insurance coverage to the Beneficiary to the fullest extent permitted by applicable laws and regulations providing for indemnification of the Beneficiary against Expenses and any and all Losses in connection with an Indemnifiable Claim. The terms of the D&O Insurance Policy shall determine whether insurance coverage is available to the Beneficiary in connection with any Indemnifiable Claim, and that any limitations, restrictions or exclusions contained in the D&O Insurance Policy that are not mandated by applicable law shall not relieve the Company of its obligation to provide indemnification to the Beneficiary for Losses and Expenses in each case with respect to Indemnifiable Claims to the fullest extent permitted by applicable laws and regulations.
(e)The right of indemnification herein provided shall be severable, shall not affect any other rights to which any Beneficiary may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification provided herein is not exclusive and nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and Officers, may be entitled by contract or otherwise under law.
(f)To the fullest extent permitted by applicable laws and regulations and provided always that the Beneficiary has acted in good faith and within the scope of his/her duties (faute non détachable) as a director or Officer of the Company, the Expenses reasonably
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incurred by the Beneficiary in defending or investigating any Indemnifiable Claim duly notified to the Company shall be paid by the Insurance Company or by default if any payment demand to the Insurance Company remains unsatisfied after 30 days, as well as if the maximum insurance coverage under such D&O Insurance Policy is exceeded, by the Company, in advance of a final determination of the matter upon the request of the Beneficiary, upon presentation of satisfactory evidence that such Expenses have been incurred and remittance to the Insurance Company or, as the case may be, the Company of Beneficiary's written commitment to repay these Expenses in the event that it is ultimately determined that the Beneficiary is not entitled to have these Expenses reimbursed; provided that the Company shall not be liable for that portion of such Expenses actually provided to the Beneficiary under the D&O Insurance Policy (to the fullest extent permitted by applicable laws and regulations, such undertaking shall be accepted without reference to the financial ability of the Beneficiary to make repayment and any advances and undertakings to repay pursuant to this article 11.5(f) shall be unsecured and interest-free); and provided further that no indemnification shall be permitted (A) in the event that is finally determined that: (i) the Beneficiary’s conduct forming the subject matter of the Indemnifiable Claim was not consistent with the corporate interests of the Company; (ii) the Beneficiary’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct, and more generally, the Beneficiary’s conduct was outside the scope of his/her duties (faute détachable) or (B) in respect of Indemnifiable Claims initiated or brought by Beneficiary against the Company or its directors, officers, employees or other agents and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under these Articles or otherwise available to Beneficiary under another agreement or applicable law. For the purposes of this article 11.5, Expenses shall mean reasonable and necessary expenses (including attorneys' fees and all other costs, expenses and expenses incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation, as well as any national, federal, state, local or foreign taxes imposed on the Beneficiary as a result of the actual or deemed receipt of any payments hereunder).
12Board Observers
12.1Pursuant to a proposal of the Board of Directors, the General Meeting may appoint Board observers.
12.2No more than five (5) Board observers shall be appointed, and they shall constitute a panel. They shall be appointed, without restriction, on the basis of their expertise.
12.3The term of office of an observer is fixed at the time of the decision of appointment but may not exceed two (2) years. The office of an observer shall terminate at the close of the General Meeting which deliberated on the accounts of the preceding financial year and held in the year during which the term of office of said observer comes to an end.
12.4The panel of Board observers shall review matters that the Board of Directors or its chairperson submits to it for its opinion. The Board observers shall attend Board of Directors meetings and
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shall take part in deliberations in a non-voting capacity. However, their absence shall not affect the validity of the Board of Directors deliberations. They shall be given notice of Board of Directors meetings in the same manner as the directors.
12.5The Board of Directors may remunerate the Board observers by allocating an amount from the directors’ fees granted annually by a General Meeting.
13Conflict of interests
13.1Any director, who, directly or indirectly, has an interest of a financial nature in a decision or operation/transaction carried out by the Board of Directors other than in the ordinary course of business which conflicts with the interests of the Company (an Opposed Interest) must advise the Board of Directors accordingly and have the statement recorded in the minutes of the meeting. The director concerned may not take part in the deliberations concerning that transaction. A special report on the relevant transaction shall be submitted to the shareholders at the next General Meeting, before any vote on any other resolution. When, due to an Opposed Interest, the number of Board members required by the Articles for the deliberation and vote on a certain item is not reached, the Board of Directors may decide to defer the decision on that item to the General Meeting.
13.2The day-to-day managers and the members of the Committee or the Chief Executive Officer, as the case may be, are bound by the provisions on Opposed Interest, which are applicable in accordance with the Law. When the Chief Executive Officer or, if there is only one (1) day-to-day manager, the day-to-day manager, is confronted with an Opposed Interest, the decision must be taken by the Board of Directors.
13.3When, due to an Opposed Interest, the number of Committee members required for deliberating and voting on the item concerned is not reached, the Committee may decide to defer the decision on that item to the Board of Directors.
IV.SHAREHOLDERS
14General meetings of shareholders
14.1Powers, voting rights and obligations
(a)Resolutions of the shareholders shall be adopted at a General Meeting. The General Meeting has full powers to adopt and ratify all acts and operations which are consistent with the Company’s corporate object.
(b)Each share entitles the holder to one (1) vote.
14.2Notices and conduct of General Meetings
(a)The shareholders may be convened to General Meetings by the Board of Directors or the supervisory auditor(s). The shareholders must be convened to a General Meeting following a request from shareholders representing at least one-tenth (1/10) of the share capital. Shareholders holding at least one tenth (1/10) of the share capital of the Company may request that one or more additional items be put on the agenda of any
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general meeting. This request shall be sent to the registered office by registered mail at least five (5) days prior to the holding of the convened General Meeting.
(b)Written notice of any General Meeting shall be given to all shareholders by means of a registered letter or other means of communication in accordance with applicable law, including by means of electronic transmission and/or posting on an electronic network at least ten (10) days prior to the date of the meeting, or longer as may be required by any applicable regulatory body or stock exchange having jurisdiction over the Company. The Board members and the supervisory auditors may be convened to the General Meetings they did not convene themselves and are in any case entitled to participate in same.
(c)General Meetings shall be held at the time and place specified in the notices.
(d)General Meetings shall be chaired by the chairperson of the Board of Directors or, in the absence thereof, by the vice-chairperson, if any or the Chief Executive Officer, or by a director specifically appointed for such purpose by the Board of Directors. Failing this, the shareholders’ meeting shall elect its own chairperson.
(e)If all the shareholders are present or represented and consider themselves duly convened and informed of the agenda of the General Meeting, it may be held without prior notice.
(f)An attendance list must be kept at all General Meetings.
14.3Right to participate to General Meetings
(a)Subject to this article 14.3, all shareholders, regardless of the number of shares they own, have the right to attend General Meetings and to take part in the deliberations. Bondholders are not entitled to attend the General Meeting.
(b)Any shareholder is entitled to be admitted and to vote at any General Meeting. However, the Board of Directors may determine a date and time preceding the General Meeting of shareholders as the record date for admission to and voting at such meeting in accordance with applicable laws and regulations (the Record Date). The Board of Directors may determine further conditions that must be fulfilled by the shareholders for them to take part in any General Meeting and shorten or prolong periods for receipt of proxies and voting forms in the convening notice.
(c)A holder of shares held through the operator of a securities settlement system or with a Depositary wishing to attend a General Meeting must provide the Company with a certificate issued by such operator or Depositary certifying the number of shares recorded in the relevant account on the Record Date. Such certificate must be provided to the Company no later than one (1) Business Day prior to the time of the General Meeting to which it relates. If such holder of shares votes by means of a proxy, article 14.4(c) of these Articles shall apply.
For the purposes of these Articles, the term Business Day shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in the Grand Duchy of Luxembourg, Paris or New York City are authorized or required by law to remain closed.
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14.4Voting procedures for General Meetings
(a)A shareholder may grant written power of attorney to another person (who need not be a shareholder), in order to be represented at any General Meeting, in accordance with the provisions of this article 14.4(a). In such case, the shareholder shall be duly represented and counted for the purposes of determining quorum and majority requirements. If a shareholder votes by means of proxy, the proxy shall be deposited at the registered office of the Company or with an agent of the Company duly authorized to receive such proxies. Proxies may be delivered in original form by hand or postal mail, or in copy form by electronic mail, or any other means of communication authorized by the Board of Directors to the Company’s registered office or to the address specified in the convening notice. The Company shall only take into account proxies received no later than one (1) Business Day prior to the time of the General Meeting to which they relate.
(b)If provided for in the relevant convening notice, a shareholder may participate in any General Meeting by telephone or video conference, or by any other means of communication which allows all those taking part in the meeting to identify, hear and speak to each other. Participation by such means is deemed equivalent to participation in person at the meeting.
(c)If provided for in the relevant convening notice, any shareholder may vote by using the forms provided by the Company for that purpose, in accordance with the provisions of this article 14.4(c), and, for the avoidance of doubt, shall be counted for the purposes of determining quorum and majority requirements. The Board of Directors may in its sole discretion authorize each shareholder to vote at a General Meeting through a signed voting form sent by post, electronic mail or any other means of communication authorized by the Board of Directors to the Company’s registered office or to the address specified in the convening notice. The Company will only take into account voting forms received no later than one (1) Business Day prior to the time of the General Meeting to which they relate. For the avoidance of doubt, shareholders may not vote by voting forms where the Board of Directors has not authorized such voting method for a given General Meeting.
(d)The Board of Directors may suspend the voting rights of any shareholder in breach of its obligations as described by the Articles.
(e)A shareholder may individually decide not to exercise, temporarily or permanently, all or part of its voting rights by means of formal waiver of its rights. The waiving shareholder is bound by such waiver and the waiver must be recognised by the Company upon notification.
(f)In case the voting rights of one or several shareholders are suspended in accordance with article 14.4(d) or the exercise of the voting rights has been waived by one or several shareholders in accordance with article 14.4(e), such shareholders may attend any General Meeting but the shares they hold shall not be taken into account for the determination of the conditions of quorum and majority to be complied with at the General Meetings.
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14.5Quorum and majority
(a)Unless provided differently under these Articles or under the mandatory provisions of the Law, and for the avoidance of doubt, without prejudice to any higher quorum requirement set forth in article 14.5 (b) applicable to extraordinary General Meetings, (i) General Meetings shall validly deliberate if the shareholders present or represented hold at least 33 1/3 percent of the shares with the right to vote in the General Meeting – if this quorum is not reached, a second General Meeting shall be convened and the same quorum requirement shall apply also in respect of the second General Meeting, and (ii) resolutions to be adopted at General Meetings shall be passed by a simple majority of the votes cast by the shareholders present or represented.
(b)An extraordinary General Meeting may only amend the Articles if shareholders holding at least one-half of the share capital are present or represented and the agenda indicates the proposed amendments to the Articles, including the text of any proposed amendment to the Company’s object or form. If this quorum is not reached, a second General Meeting shall be convened in accordance with the formalities foreseen in article 14.2 (b), and the quorum requirement set forth in article 14.5(a) above shall apply. At both General Meetings, resolutions must be adopted by at least two-thirds (2/3) of the votes cast.
(c)Any increase in the commitments of the shareholders towards the Company shall require the unanimous consent of the shareholders.
V.ANNUAL ACCOUNTS – SUPERVISION – ALLOCATION OF PROFITS
15Financial year and approval of annual accounts
15.1The financial year begins on the first (1) January and ends on the thirty-first (31) December of each year.
15.2Each year, the Board of Directors must prepare the balance sheet and profit and loss account, together with an inventory stating the value of the Company’s assets and liabilities, with an annex summarising the Company’s commitments and the debts owed by its officers, directors and supervisory auditors to the Company.
15.3The annual General Meeting shall be held at the registered office or in any other place within the Grand Duchy of Luxembourg, as specified in the notice, within six (6) months following the end of the relevant financial year.
16Auditors
16.1To the extent required by law and as long as the Company’s operations are not supervised by one or more statutory auditors (réviseurs d’entreprises agréés), the Company shall be supervised by one or more supervisory auditors (commissaires).
16.2The General Meeting shall appoint, as applicable, the supervisory auditors (commissaires) or the statutory auditors (réviseurs d’entreprises agréés), and determine their number and remuneration and the term of their office.
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17Allocation of profits
17.1An amount of at least five per cent (5%) of the Company’s annual net profits must be allocated to the reserve required by law (the Legal Reserve). This requirement ceases when the Legal Reserve reaches an amount equal to ten per cent (10%) of the share capital.
17.2An amount of at least five per cent (5%) of the Company’s annual net profits must be allocated to the reserve required by law (the Legal Reserve). This requirement ceases when the Legal Reserve reaches an amount equal to ten per cent (10%) of the share capital.
17.3The General Meeting shall determine the allocation of the balance of the annual net profits. They may decide on the payment of a dividend, to transfer the balance to a reserve account, or to carry it forward in accordance with the applicable legal provisions.
17.4Interim dividends may be distributed at any time, subject to the following conditions and taking into account the provisions of article 17:
(a)the Board of Directors must draw up interim accounts;
(b)the interim accounts must show that sufficient profits and other reserves (including share premium) are available for distribution; it being understood that the amount to be distributed may not exceed the profits made since the end of the last financial year for which the annual accounts have been approved, if any, increased by profits carried forward and distributable reserves, and reduced by losses carried forward and sums to be allocated to the Legal Reserve;
(c)the Board of Directors’ decision to distribute an interim dividend cannot be taken more than two (2) months after the date of the interim accounts; and
(d)the supervisory auditors (commissaires) or the statutory auditors (réviseurs d’entreprises), as applicable, must prepare a report addressed to the Board of Directors which must verify whether the above conditions have been met.
17.5Dividends referred to in this article 17 shall be distributed to the shareholders in proportion to the shares held by each of them.
17.6The General Meeting called to approve the accounts of the financial year may grant to each shareholder, for all or part of the dividend available for distribution, a choice between payment in the form of cash or in form of shares. In the same manner, each shareholder may be granted, for all or part of the interim dividends declared by the Board of Directors in accordance with article 17.3 hereof, a choice between payment of said interim dividends in the form of cash or in the form of shares.
17.7Distributions of ordinary dividends resolved upon at the annual general meeting of shareholders shall be paid within a maximum period of nine months from the end of the financial year.
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VI.DISSOLUTION – LIQUIDATION
18Dissolution – Liquidation
18.1The Company may be dissolved at any time by a resolution of the General Meeting, acting in accordance with the conditions prescribed for the amendment of the Articles. The General Meeting shall appoint one or more liquidators, who need not be shareholders, to carry out the liquidation, and shall determine their number, powers and remuneration. If the liquidator is a legal person, the physical person representing it must also be designated. Unless otherwise decided by the General Meeting, the liquidators shall have full power to realise the Company’s assets and pay its liabilities. The provisions on Opposed Interest as set forth in articles 13.1 and 13.2. apply to the liquidator(s).
18.2The surplus (if any) after realisation of the assets and payment of the liabilities shall be distributed to the shareholders in proportion to the shares held by each of them.
VII.GENERAL PROVISIONS
19General Provisions
19.1Notices and communications may be made or waived in writing, by fax, email or any other means of electronic communication.
19.2Powers of attorney may be granted by any of the means described above.
19.3All matters not expressly governed by the Articles shall be determined in accordance with the applicable law and, subject to any non-waivable provisions of the law. Unless a different jurisdiction is competent in accordance with mandatory applicable law, the competent courts in the Grand Duchy of Luxembourg shall be the exclusive forum for any disputes arising out of or in connection with these Articles, notably (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary or other duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Law, or (iii) any action or proceeding asserting a claim or otherwise related to the affairs of the Company; provided that the foregoing will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the Exchange Act), or the rules and regulations under the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
19.4In case of any discrepancy or inconsistency between the French and English versions of these Articles, the English version shall prevail.
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